Exhibit 10.1

FIRST AMENDMENT TO THE

DCP MIDSTREAM, LP 2016 LONG-TERM INCENTIVE PLAN

1. Recitals: Pursuant to the authority granted in Section 7(a) of the DCP Midstream, LP 2016 Long-Term Incentive Plan (originally adopted as the DCP Midstream Partners, LP Long-Term Incentive Plan) (the “Plan”), the Board of Directors of DCP Midstream GP, LLC wishes to amend the Plan to revise the number of Units available for Awards and to clarify payment timing and settlement of any phantom unit awards that are subject to Section 409A of the Internal Revenue Code of 1986, as amended.

2. Amendment of Plan: The following Amendment to the Plan is adopted, effective as of March 7, 2022:

A. The first sentence of Section 4(a) is amended to read as follows:

Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan is 2,550,000 Units.

B. Section 6(b)(iii)(A) is amended to read as follows:

(A) Phantom Units. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, but in no event later than 2 1⁄2 months after the end of the calendar year in which such Award becomes vested unless otherwise provided in the Award Agreement in compliance with section 409A of the Code, and subject to the provisions of Section 8(b), the Participant shall, for purposes of this Section 6(b)(iii)(A), be entitled to receive from the Company one Unit or cash equal to the settlement value of a Phantom Unit, as determined by the Committee in its discretion as specified in the Award Agreement.

3. Terms and Conditions of Plan: Except for the above Amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

4. Execution: This Amendment has been executed on the date set forth below.

DCP MIDSTREAM, LP

BY: DCP MIDSTREAM GP, LP, ITS GENERAL PARTNER

BY: DCP MIDSTREAM GP, LLC, ITS GENERAL PARTNER

By:	/s/ Kamal Gala
Title:	Corporate Secretary
Date:	March 7, 2022